Exhibit 99.1

6620 West Broad Street Richmond, Virginia 23230

Genworth Financial Reports First Quarter 2005 Earnings

	Three months ended March 31, (Unaudited)
	2005		2004		2004 Pro Forma
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted Share	Total	Per diluted share
Net earnings from continuing operations	$322	$0.65	$260	$0.53	$254	$0.52

Net operating earnings	$326	$0.66	$250	$0.51	$244	$0.50

Richmond, VA (April 15th, 2005) – Genworth Financial, Inc. (NYSE: GNW) today reported net earnings from continuing operations for the first quarter of 2005 of $322 million, or $0.65 per diluted share. Net earnings from continuing operations for the first quarter of 2004 were $260 million, or $0.53 per diluted share.

Net operating earnings for the first quarter of 2005 were $326 million, or $0.66 per diluted share, compared to pro forma net operating earnings of $244 million or $0.50 per diluted share in the first quarter of 2004.

Net operating earnings consist of net earnings from continuing operations, excluding after-tax net realized investment losses of $4 million in the first quarter of 2005. Pro forma net operating earnings consists of pro forma net earnings from continuing operations excluding after-tax net realized investment gains of $10 million in the first quarter of 2004.

Net operating earnings for the first quarter of 2005 included approximately $16 million, or $.03 per diluted share, of investment income related to bond calls, prepayments, recoveries and partnership income.

“We are pleased with solid results across all operating segments this quarter. Earnings in our mortgage insurance business were particularly favorable, primarily related to lower than anticipated domestic delinquencies and favorable foreign exchange,” said Michael D. Fraizer, chairman and chief executive officer. “We look forward to providing additional detail in our press release on April 28 and to discussing the results on the conference call on April 29.”

Management believes that the presentation of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for net earnings prepared under U.S. generally accepted accounting principles (GAAP). In connection with the company’s initial public offering (IPO) completed on May 28, 2004, the company effected a corporate reorganization that included a series of significant reinsurance, recapitalization and separation transactions. The company is presenting pro forma financial information for 2004 that reflects those transactions to enable a more meaningful comparison of its period-to-period results. (Please refer to the disclosure at the end of this release for a discussion of the basis on which financial information is presented in this release.)

Detailed Earnings Release and Conference Call Information

Genworth will issue a detailed earnings release containing full first quarter results and its financial supplement after the market closes on April 28, 2005. A conference call will be held on April 29 from 10 a.m. to 11 a.m. (EDT) to discuss first quarter results and business outlook. This two-staged approach enables Genworth to release its detailed earnings results and financial supplement simultaneously, while also coordinating with the reporting requirements of its majority stockholder, General Electric.

Genworth’s conference call will be accessible via telephone and the Internet. The detailed earnings release, first quarter financial supplement and conference call materials will be available on the company’s website when released. Investors are encouraged to review all of these materials. To access the web cast, go to www.genworth.com at least 15 minutes prior to the event to register and download and install any necessary software. To access the call by telephone, please dial 1-800-599-9795 (U.S.) or 1-617-786-2905 (outside the U.S.) and enter the access code “Genworth” to register. A replay of the call will be available from 1 p.m. EDT on April 29 through May 6, 2005 by dialing 1-888-286-8010 in the U.S. or 1-617-801-6888 (outside the U.S.) and entering the access code 62549597. The call will also be replayed at the company’s website during this same time period.

Basis of Financial Information

As part of a corporate reorganization effected in connection with the company’s IPO, the company acquired substantially all of the assets and liabilities of GE Financial Assurance Holdings, Inc. (GEFAHI), an indirect subsidiary of GE. The company also acquired certain other insurance businesses that were owned by other GE subsidiaries but managed by members of the company’s management team. In consideration for the assets that the company acquired and the liabilities that the company assumed, the company issued various equity and debt securities to GEFAHI.

The company has prepared its financial information as if the company had been in existence throughout all relevant periods. The financial information through the date of the corporate reorganization (May 24, 2004) includes all businesses that were owned by GEFAHI, including those that were not transferred to the company, as well as the other insurance businesses that the company acquired from other GE subsidiaries in connection with the corporate reorganization. As a result, the company’s financial information for periods prior to the corporate reorganization is not comparable to financial information for periods ending after that date.

Prior to the completion of the IPO, the company entered into several significant reinsurance transactions with Union Fidelity Life Insurance Company (UFLIC), an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC, effective as of January 1, 2004, policy obligations under all of its in-force structured settlement contracts, which had reserves of $12.0 billion, and substantially all of its in-force variable annuity contracts, which had general account reserves of $2.8 billion and separate account reserves of $7.9 billion, each as of December 31, 2003. These contracts represent substantially all of the company’s contracts that were in force as of December 31, 2003 for these products. In addition, effective as of January 1, 2004, the company ceded to UFLIC policy obligations under a block of long-term care insurance policies, which had reserves of $1.5 billion as of December 31, 2003. As part of the reinsurance transactions, UFLIC ceded to the company in-force blocks of Medicare supplement insurance, which had reserves of $19 million.

The unaudited pro forma financial information for 2004 contained in this press release reflects the company’s historical financial information as adjusted to give effect to the transactions described below and certain other transactions as if each had occurred as of January 1, 2004. The following transactions are reflected in the unaudited pro forma financial information:

•	the removal of certain businesses of GEFAHI that were not transferred to the company in connection with the corporate reorganization;

•	the reinsurance transactions with UFLIC;

•	the issuance of equity and debt securities to GEFAHI in exchange for the assets that the company acquired and the liabilities that the company assumed in connection with the corporate reorganization; and

•	the issuance and sale of $1.9 billion of senior notes and $500 million of commercial paper and the application of the proceeds there from.

The unaudited pro forma financial information is based upon available information and assumptions that the company believes are reasonable. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the company’s financial condition or results of operations would have been had the transactions described above occurred on the dates indicated, nor what they may be in the future.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as net earnings from continuing operations, excluding after-tax net realized investment gains and losses (which can fluctuate significantly from period to period), changes in accounting principles and non-recurring, infrequent or unusual items. There were no non-recurring, infrequent or unusual items excluded from net operating earnings for the periods presented in this press release.

Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The table at the end of this press release provides a reconciliation of net earnings to net operating earnings (as defined above) for the three months ended March 31, 2005 and 2004 and to pro forma net operating earnings for the three months ended March 31, 2004.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the following:

•	Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, unexpected changes in mortality and morbidity rates, accelerated amortization of deferred acquisition costs and present value of future profits, impairment of the value of goodwill, failure of demand for long-term care insurance to increase as expected, decreases in the volume of mortgage originations, increases in mortgage insurance cancellations, increases in the use of captive reinsurance in the mortgage insurance market, the influence of large mortgage lenders and investors, foreign exchange rate fluctuations, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquid investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, defaults by counterparties, regulatory restrictions on the company’s operations, changes in applicable laws and regulations, legal or regulatory actions or investigations and increased regulatory scrutiny into some aspects of the company’s operations, political or economic instability and the threat of terrorism; and

•	Risks relating to the company’s separation from GE, including the loss of benefits associated with GE’s brand and reputation, the company’s need to establish the new Genworth brand identity quickly and effectively, the company’s inability to present financial information in SEC filings that accurately represents the results the company would have achieved as a stand-alone company, the possibility that the company will not be able to replace services previously provided by GE on comparable terms, uncertainty of amounts and timing of payments that the company has agreed to make to GE under the company’s Tax Matters Agreement and other matters relating to that agreement, potential conflicts of interest with GE and GE’s engaging in the same type of business as the company does in the future.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 22 countries, including the U.S., Canada, Australia, the U.K. and more than a dozen other European countries. For more information, visit www.genworth.com.

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Contact Information:

Investors:	Jean Peters, 804.662.2693
jean.peters@genworth.com

Alicia Charity, 804.662.2248
alicia.charity@genworth.com

Media:	Mike Kachel, 804.662.2534
mike.kachel@genworth.com

Reconciliation to Net Operating Earnings

(Amounts in millions, except per share data)

Reconciliation of net earnings to net operating earnings and pro forma net operating earnings

	Three months ended March 31,
	2005	2004
	(Unaudited)
Net earnings	$322	$272
Gain on sale of discontinued operations, net of taxes	—	(7)
Cumulative effect of accounting change, net of taxes	—	(5)

Net earnings from continuing operations	322	260

Net realized losses (gains) on investments, net of taxes	4	(10)

Net operating earnings	$326	$250

Net earnings from continuing operations		$260
Excluded assets and liabilities (a)		1
Reinsurance transactions (b)		2
Capital structure and other (c)		(9)

Pro forma net earnings from continuing operations		254
Net realized gains on investments, net of taxes		(10)

Pro forma net operating earnings		$244

Net earnings per common share
Basic	$0.66	$0.56

Diluted	$0.65	$0.56

Net earnings from continuing operations per common share
Basic	$0.66	$0.53

Diluted	$0.65	$0.53

Net operating earnings per common share
Basic	$0.67	$0.51

Diluted	$0.66	$0.51

Pro forma net earnings from continuing operations per common share
Basic		$0.52

Diluted		$0.52

Pro forma net operating earnings per common share
Basic		$0.50

Diluted		$0.50

Average common shares outstanding
Basic	488.8	489.5
Diluted	494.3	489.5

Note: For a discussion of notes (a), (b), and (c) to these tables see Notes To Pro Forma Financial Information on page 6.

Notes to Pro Forma Financial Information

(a)	Reflects adjustments to exclude amounts included in the company’s earnings relating to (1) certain businesses (formerly reported in the company’s Affinity Segment) and certain investment partnerships, which in each case were not transferred to the company, and (2) net realized investment (gains) losses and related tax benefit arising from sales of Affinity segment assets that were reflected in the company’s Corporate and Other Segment.

(b)	Reflects adjustments to record the effects of the reinsurance transactions the company entered into with, and the related contribution the company made to UFLIC, an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC all of its in-force structured settlement contracts, substantially all of its in-force variable annuity contracts, and a block of long-term care insurance policies that it reinsured from Travelers in 2000, and it assumed from UFLIC a block of Medicare supplement insurance, all effective as of January 1, 2004.

The unaudited pro forma earnings information for 2004 gives effect to the reinsurance transactions as if each had occurred as of January 1, 2004 and excludes the effects of all ceded reinsured contracts that were issued before January 1, 2004. The company has continued to sell variable annuities and structured settlements after completion of the reinsurance transactions and is retaining that business for its own account, subject to third party reinsurance in the ordinary course of business. The company’s pro forma statement of earnings for the three months ended March 31, 2004 exclude the impact of the entire block of long-term care insurance policies that the company ceded to UFLIC as the company did not issue any new policies for this block in 2004, and the company will not issue any in the future.

Under the reinsurance transactions, the company receives an expense allowance to reimburse it for costs it incurs to service the reinsured blocks. Actual costs and expense allowance amounts will be determined by expense studies to be conducted periodically. The pro forma adjustments have been prepared assuming that actual costs incurred during the pro forma periods, as determined under the company’s historical cost structure and allocation methods, were reimbursed by an expense allowance.

Concurrently, the company contributed $1.836 billion of capital to UFLIC, which primarily represented the excess statutory capital in the company’s insurance subsidiaries after giving effect to the reinsurance transactions. As a significant portion of the assets transferred and contributed were not owned for the entire period, the pro forma adjustments to reduce net investment income and net realized investment gains were based upon a proportional allocation of investment income from the investment assets historically identified (1) supporting the blocks of business reinsured for the reinsurance, and (2) representing surplus of subsidiaries providing assets that were contributed to UFLIC.

(c)	Reflects adjustments for changes in the company’s capitalization to exclude the impact of commercial paper, short-term borrowings from GE Capital and derivatives that were not transferred to the company in connection with the corporate reorganization and to include the impact of the issuance of $600 million of the company’s 6.00% Equity Units and $100 million of the company’s 5.25% mandatory redeemable Series A Cumulative Preferred Stock, both of which were completed on May 28, 2004, the issuance of 3, 5, 10 and 30 year notes totaling $1.9 billion which was completed June 15, 2004, and the issuance of $500 million of commercial paper which was completed June 14, 2004, as well as interest expense related to the accretion of the company’s obligation to GE under the Tax Matters Agreement and the tax impacts resulting from these changes in the company’s capitalization.